Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Everlast Worldwide, Inc.
New York, NY

We hereby consent to the incorporation by reference to the Registration Statement of Everlast Worldwide, Inc. (the “Company”) on Form S-8 filed with the Securities and Exchange Commission on July 25, 2005 and the Registration Statement of the Company on Form S-8 filed with the Securities and Exchange Commission on July 13, 1999 of our report dated February 9, 2007 on our audits of the financial statements of the Company as of December 31, 2006 and for the years ended 2006, 2005 and 2004, which report appears in the Annual Report of the Company on Form 10-K.

/s/  Berenson LLP

New York, NY
March 22, 2007